Exhibit 23.2

                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
Minden Bancorp, Inc.:

We consent to the use of our report dated January 16, 2004, with respect to the consolidated balance sheets of Minden Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, equity and cash flows for each of the years then ended, included in the Annual Report on Form 10-KSB for the year ended December 31, 2003, of Minden Bancorp, Inc., which Form 10-KSB is incorporated herein by reference.


/s/ Heard, McElroy & Vestal, LLP


Shreveport, Louisiana
May 11, 2004